Filed Pursuant to Rule 424(b)(3)
Registration No. 333-232425

RREEF PROPERTY TRUST, INC.
SUPPLEMENT NO. 15 DATED JANUARY 5, 2022
TO THE PROSPECTUS DATED APRIL 23, 2021

This document supplements, and should be read in conjunction with, our prospectus dated April 23, 2021, as supplemented by Supplement No. 1 dated May 6, 2021, Supplement No. 2 dated May 14, 2021, Supplement No. 3 dated June 4, 2021, Supplement No. 4 dated July 8, 2021, Supplement No. 5 dated August 5, 2021, Supplement No. 6 dated August 18, 2021, Supplement No. 7 dated September 2, 2021, Supplement No. 8 dated October 5, 2021, Supplement No. 9 dated November 8, 2021, Supplement No. 10 dated November 17, 2021, Supplement No. 11 dated November 22, 2021, Supplement No. 12 dated December 6, 2021, Supplement No. 13 dated December 9, 2021 and Supplement No. 14 dated December 20, 2021. Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•our daily net asset value, or NAV, per share for our common stock for the month of December 2021; and
•the limit on redemptions pursuant to our share redemption plan for the first quarter of 2022.

Historical NAV per Share

The following table sets forth the NAV per share for the Class A, Class I, Class T, Class D, Class M-I, Class T2 and Class N shares of our common stock on each business day for the month of December 2021. There were no Class S shares of our common stock outstanding during this period.

Date	NAV per Class A Share	NAV per Class I Share	NAV per Class T Share	NAV per Class D Share*	NAV per Class M-I Share	NAV per Class T2 Share	NAV per Class N Share**
December 1, 2021	$16.35	$16.45	$16.39	$16.47	$16.40	$16.35	$16.40
December 2, 2021	$16.40	$16.49	$16.43	$16.51	$16.45	$16.39	$16.44
December 3, 2021	$16.39	$16.48	$16.43	$16.51	$16.44	$16.38	$16.44
December 6, 2021	$16.41	$16.51	$16.45	$16.53	$16.46	$16.40	$16.46
December 7, 2021	$16.43	$16.53	$16.47	$16.55	$16.48	$16.43	$16.48
December 8, 2021	$16.44	$16.54	$16.48	$16.56	$16.49	$16.44	$16.49
December 9, 2021	$16.42	$16.51	$16.46	$16.54	$16.47	$16.41	$16.46
December 10, 2021	$16.42	$16.52	$16.46	$16.54	$16.47	$16.41	$16.47
December 13, 2021	$16.43	$16.53	$16.47	$16.55	$16.48	$16.43	$16.48
December 14, 2021	$16.41	$16.51	$16.45	$16.53	$16.46	$16.40	$16.46
December 15, 2021	$16.44	$16.53	$16.47	$16.55	$16.49	$16.43	$16.48
December 16, 2021	$16.44	$16.53	$16.47	$16.55	$16.48	$16.42	$16.48
December 17, 2021	$16.43	$16.53	$16.47	$16.55	$16.48	$16.42	$16.48
December 20, 2021	$16.42	$16.51	$16.45	$16.53	$16.46	$16.40	$16.46
December 21, 2021	$16.43	$16.53	$16.47	$16.55	$16.48	$16.42	$16.48
December 22, 2021	$16.45	$16.55	$16.49	$16.56	$16.49	$16.44	$16.49
December 23, 2021	$16.75	$16.85	$16.78	$16.88	$16.81	$16.75	$16.81
December 27, 2021	$16.76	$16.86	$16.80	$16.89	$16.82	$16.76	$16.82
December 28, 2021	$16.77	$16.86	$16.80	$16.90	$16.82	$16.76	$16.82
December 29, 2021	$16.78	$16.88	$16.81	$16.91	$16.84	$16.77	$16.84
December 30, 2021	$16.78	$16.88	$16.81	$16.91	$16.84	$16.77	$16.84
December 31, 2021	$16.78	$16.88	$16.82	$16.91	$16.84	$16.77	$16.84

*Class D shares are currently being offered pursuant to a private placement offering.
**Class N shares are not available for purchase except through our distribution reinvestment plan.

During December 2021, our NAV per share increased approximately 2.4% - 2.6% for each share class. This increase is attributable to an approximate 1.1% increase in the value of our real estate property portfolio and an approximate 7.7% increase in the value of our real estate securities portfolio.

Purchases and redemptions of shares of our common stock are made in accordance with our policies as set forth in our prospectus. Our NAV per share is posted daily on our website at www.rreefpropertytrust.com and is made available on our toll-free, automated telephone line at (855) 285-0508.

Please refer to “Net Asset Value Calculation and Valuation Guidelines” in our prospectus for important information about how our NAV is determined.

Share Redemption Plan Limit

For the quarter ended March 31, 2022, the limit for redemptions pursuant to our share redemption plan is $28,749,200.